Exhibit 99.1

[ANDRX Logo]

PRESS RELEASE: For Immediate Release

ANDRX REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

FORT LAUDERDALE, FLORIDA, November 3, 2004 — Andrx Corporation (Nasdaq: ADRX) (“Andrx” or the “Company”) today announced its financial results for the three and nine months ended September 30, 2004. Andrx’s financial results and other important matters are extensively detailed in Andrx’s Form 10-Q, which is being filed today with the U.S. Securities and Exchange Commission (“SEC”). This press release and Andrx’s Form 10-Q will be available on the Company’s website at www.andrx.com (Investor Relations/SEC filings).

Financial Highlights
(dollars in thousands, except per share amounts)

	Three months ended
	September 30,		Change
	2004	2003	$	%
Total revenues	$272,286	$255,099	$17,187	6.7%

Income from operations	$17,202	$17,119	$83	0.5%

Net income	$11,801	$11,741	$60	0.5%

Diluted net income per share	$0.16	$0.16	$0.00	0.0%

Diluted weighted average shares outstanding	73,487,000	72,839,000

	Nine months ended
	September 30,		Change
	2004	2003	$	%
Total revenues	$855,045	$764,654	$90,391	11.8%

Income from operations	$68,086	$48,932	$19,154	39.1%

Net income	$44,907	$32,574	$12,333	37.9%

Diluted net income per share	$0.61	$0.45	$0.16	35.6%

Diluted weighted average shares outstanding	73,581,000	72,517,000

•	Revenue from generic products increased $24.3 million, or 38.9%, to $86.6 million, compared to $62.3 million for the third quarter of 2003.

•	Revenue from distributed products decreased $10.2 million, or 6.1%, to $158.1 million, compared to $168.3 million in the third quarter of 2003, and decreased $5.2 million, or 3.2%, compared to $163.3 million in the second quarter of 2004.

•	Revenue from brand products increased $7.3 million, or 59.9% to $19.4 million, compared to $12.2 million for the third quarter of 2003.

•	Revenue from licensing and royalties totaled $8.0 million, primarily $4.9 million related to Teva Pharmaceutical Industries Ltd.’s sale of Impax’s generic versions of Wellbutrin SR® (150mg) and Zyban®, and $2.0 million related to the sale of Kremers Urban Development Company’s (“KUDCo”) generic version of Prilosec®.

•	Net income was $11.8 million, or $0.16 diluted net income per share, for the third quarter of 2004, compared to $11.7 million, or $0.16 diluted net income per share, for the third quarter of 2003.

•	Cash, cash equivalents and investments available-for-sale totaled $239 million as of September 30, 2004.

•	Capital expenditures were $23.7 million for the 2004 third quarter and $73.2 million for the nine months ended September 30, 2004, and are now estimated at approximately $106 million for 2004. Capital expenditures are mainly for facilities, machinery and equipment that will essentially double the Company’s Florida manufacturing facilities’ capacity by the 2005 second quarter.

Andrx’s Chief Executive Officer, Thomas P. Rice, said: “Throughout the third quarter of 2004, Andrx continued to execute its business plan, focused on improving our core competencies for the future. We confirmed with the FDA that our manufacturing operations are in compliance with good manufacturing practices, which led to approvals for certain of our products, and our commitment to the future led us to make certain organizational changes that we believe are necessary to ensure the quality and effectiveness of our operations. On a sequential basis, our results this quarter include an approximate $9 million decrease in revenues and operating income from our arrangement with Teva and Impax for their generic Wellbutrin SR. Although delays in the approval and launch of certain generic products, both for Andrx and the industry, caused revenues and earnings for our generic and distribution businesses to be less than we projected, we are confident that these generic introductions will occur. We are continuing to invest in research and development, expanding our Florida facilities to fulfill our anticipated manufacturing needs for the approximately 30 filings we have pending at the FDA and our product candidates in development, and improving our operations and otherwise planning for the future.”

Conference Call & Live Web Cast

Date:	Thursday, November 4, 2004
Time:	7:00 AM ET
Live Webcast:	http://www.andrx.com, link to Investor Relations/IR Events

About Andrx Corporation:

We are a pharmaceutical company that develops and commercializes generic versions of controlled-release brand name pharmaceuticals, using our proprietary controlled-release drug delivery technologies, and generic versions of niche and immediate-release brand pharmaceuticals, including oral contraceptives; distributes pharmaceuticals, primarily generics, manufactured by others as well as manufactured by us, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices; and commercializes brand pharmaceuticals, in some instances using our proprietary controlled-release drug delivery technologies.

Forward-looking statements (statements which are not historical facts) in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by us or on our behalf that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “ plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including but not limited to, our dependence on a relatively small number of products; licensing revenues; the timing and outcome of patent, antitrust and other litigation; the timing and commercial success of future product approvals and launches; whether we will be awarded any market exclusivity period and, if so, the precise dates thereof; introduction of significant new generic products by others; government regulation generally, and FDA regulation, in particular, including quality standards for our products and facilities; competition; manufacturing capacities, output and quality processes; our ability to develop and successfully commercialize new products; the loss of revenues from existing products; development and marketing expenses that may not result in commercially successful products; our inability to obtain, or the high cost of obtaining, licenses for third party technologies; commercial obstacles to the successful introduction of Fortamet, Cardura XL and brand products generally; exclusion of our brand products from formularies; the consolidation or loss of customers; our relationship to our suppliers; the success of our joint ventures; difficulties in integrating, and potentially significant charges associated with, acquisitions of technologies, products and businesses; the inability to obtain sufficient supplies from key suppliers; the impact of returns, allowances and chargebacks; product liability claims; rising costs and limited availability of product liability and other insurance; the loss of key personnel; hurricanes and other adverse weather conditions; failure to comply with environmental laws; and the absence of certainty regarding the receipt of required regulatory approvals or the timing or terms of such approvals. We are also subject to other risks detailed herein or detailed from time to time in our other filings with the SEC. We disclaim any intent or obligation to update the forward-looking statements as expressly required by law.

This release and additional information about Andrx Corporation are also available on the Internet at: http://www.andrx.com.

Contacts:	Angelo C. Malahias, President or John M. Hanson, Senior Vice President & Chief Financial Officer Phone: 954-382-7600

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